Exhibit 10.1

DRILLING PROGRAM AGREEMENT

among

MEWBOURNE OIL COMPANY

MEWBOURNE DEVELOPMENT CORPORATION

and

MEWBOURNE ENERGY PARTNERS 08-A , L.P.

Dated as of

August 1, 2008

Attachment A        Tax Partnership Provisions

Attachment B        Form of Operating Agreement

DRILLING PROGRAM AGREEMENT

THIS DRILLING PROGRAM AGREEMENT (this “Agreement”), dated as of August 1, 2008 is made by and among Mewbourne Oil Company, a Delaware corporation (“MOC”), Mewbourne Development Corporation, a Delaware corporation (“MD”), and Mewbourne Energy Partners 08-A, L.P., a Delaware Limited Partnership (“Partnership”) of which MD is the managing general partner.

WHEREAS, MD and the Partnership desire to participate in a drilling program (the “Program”), whereunder MD and the Partnership will (a) jointly acquire interests in certain Prospects and (b) participate in the development of such Prospects, on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto do hereby agree as follows:

Section 1. Certain Defined Terms and References.

(a) Certain Defined Terms. When used in this Agreement, the following terms shall have the respective meanings assigned to them in this subsection (a) or in the sections, subsections, or other subdivisions referred to below:

“Administrative Costs” shall mean customary and routine expenses incurred by MD or its Affiliates for the conduct of the administration of a Partnership or a Program, including, legal, finance, accounting, secretarial, travel, office rent, telephone, data processing, and other items of a similar nature.

“Affiliate” shall mean, with respect to another person,

(a)	any person directly or indirectly owning, controlling or holding with power to vote 10% or more of the outstanding voting securities of or equity interests in such other person,

(b)	any person 10% or more of whose outstanding voting securities or equity interests are directly or indirectly owned, controlled, or held with power to vote by such other person,

(c)	any person directly or indirectly controlling, controlled by, or under common control with such other person,

(d)	any officer, director, or partner of such other person, and

(e)	any company for which any such officer, director, or partner acts in any such capacity. For purposes of this Agreement, unless otherwise indicated, an affiliate of MD shall include Affiliated Programs.

“Affiliated Program” shall mean a drilling, producing property, income, royalty, or other program (whether in the form of a partnership, joint venture, or otherwise), including the Partnership, for or of which the Managing Partner or an Affiliate thereof serves as manager or managing partner or acts in a similar capacity.

“Agreement” shall mean this Drilling Program Agreement, as amended from time to time.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Gas Marketing Fee” shall mean a fee currently equal to $0.035 per MCF that is payable to the Program Manager in consideration for gas marketing services to be rendered by the Program Manager in connection with the marketing of the Program’s natural gas pursuant to the terms of a Gas Marketing Agreement among the Program Manager and the Participants.

“Lease” shall mean an oil and gas lease or an oil, gas and mineral lease, a Working Interest, an interest (including certain non-consent interest) arising under a pooling order or operating agreement, an interest acquired under a farmout, operating rights under governmental tracts, a mineral interest, royalty, or other interest in and to oil, gas, and related hydrocarbons (or a contractual right to acquire or earn such an interest), or an undivided interest therein or portion thereof (including those covering only certain Horizons or depths), together with all easements, permits, licenses, servitudes, and rights-of-way situated upon or used or held for future use in connection with the exploration, development, or operation of such interest.

“Lease Acquisition Cost” shall mean, when used to describe the costs of any Lease, the sum of (a) all monetary consideration paid or given for such Lease to a non-Affiliate of the Managing Partner, including but not limited to lease bonuses and advance rentals paid to a non-Affiliate of the Managing Partner, (b) all costs of lease acquisition and title examination including but not limited to curing or defending title, title insurance or examination costs, brokerage commissions, the fees and wages of landmen and lease brokers and their expenses, filing fees, recording costs, transfer taxes, and like charges paid in connection with the acquisition of such Lease, (c) all delay rentals and other similar payments and ad valorem taxes paid by the seller with respect to such Lease, (d) such portion as may be allocated to such Lease in accordance with industry standards of all reasonable, necessary, and actual costs and expenses of MD or its Affiliates for geological, geophysical, seismic, land, engineering, drafting, accounting, legal, and other like services together with related administrative and general overhead costs involved in lease acquisition and Prospect evaluation including such costs and expenses which could otherwise be classified hereunder as Administrative Costs, (e) such portion as may be allocated to such Lease in accordance with industry standards of all costs and expenses incurred in the acquisition of farmouts, subleases, pooling orders, or other oil and gas interests, (f) interest and points actually incurred on funds borrowed to pay any of the costs and expenses described in clauses (a) through (e) above calculated from the date of their incurrence until the date of their reimbursement by the Drilling Program at the time a Lease is acquired by the Drilling Program, and (g) with respect to Leases held on the date hereof by or acquired thereafter by MD or an Affiliate thereof, an interest in which is transferred to the Participants pursuant to this Agreement, the costs of such transfer; provided that the expenses described in clauses (c), (d), (e), and (f) shall have been incurred by MOC or its Affiliates not more than 36 months prior to the acquisition by the Drilling Program of such Lease; and provided further, that such time limitation shall not be applicable to Leases having a primary term of five or more years. Lease Acquisition Costs of a Lease shall not include any costs or expenses otherwise allocable herein to such Lease and which represent costs or expenses incurred in connection with the past drilling of wells which are not producers of sufficient quantities of oil or natural gas to make commercially reasonable their continued operation.

“Management Fee” shall mean a fee equal to 1% of all capital contributions initially made by the Partners (other than MD) in the Partnership.

“Managing Partner” shall mean Mewbourne Development Corporation, a Delaware corporation, and any person who becomes a substituted managing partner of a Partnership, in accordance with the terms of the Partnership Agreement.

“Operating Agreement” shall mean a Model Form Operating Agreement based upon the American Association of Petroleum Landmen Form 610-1989 and, among the other attached exhibits thereto, an accounting procedure for joint operations issued by the Council of Petroleum Accountants Societies of North America, each of which containing modifications that are customary and usual for the geographic area in which the Partnership intends to conduct operations.

“Operating Costs” shall mean all expenditures made and costs incurred in producing and marketing oil and gas from completed wells, including, in addition to labor, fuel, repairs, hauling, materials, supplies, utility charges, and other costs incident to or therefrom, ad valorem and severance taxes, insurance and casualty loss expense, and compensation to well operators or others for services rendered in conducting such operations.

“Participants” shall mean MD and the Partnership, and “Participant” shall mean MD or the Partnership, individually.

“Partners” shall mean the partners of the Partnership.

“Partnership” shall have the meaning assigned to such term in the preamble to this Agreement.

“Partnership Agreement” shall mean the Agreement of Partnership dated February 29, 2008 creating the Partnership and designating MD as the Managing Partner of the Partnership.

A “person” shall mean any natural person, partnership, corporation, association, trust, or other legal entity.

“Program” shall have the meaning assigned to such term in the preamble to this Agreement.

“Program Manager” shall mean MOC and any person who becomes the manager of the business and affairs of the Program in accordance with Section 7 of this Program Agreement.

“Program Well” shall mean any well in which the Participants have an interest pursuant hereto.

“Prospect” shall mean an area covering lands which, in the opinion of the Program Manager, contains subsurface structural or stratigraphic conditions making it susceptible to the accumulation of oil or gas in commercially productive quantities at one or more zones or horizons. The area, which may be different for different Horizons, shall be designated by the Program Manager in writing prior to the date on which a well is spudded (i.e. boring is commenced) thereon and shall be enlarged or contracted from time to time on the basis of subsequently acquired information to define the anticipated limits of the associated oil and gas reserves and to include all acreage encompassed therein. A “Prospect” with respect to a particular Horizon may be limited to the minimum area permitted by state law or local practice, whichever is applicable, to protect against drainage from adjacent wells if the well to be drilled by the Partnership is to a Horizon containing Proved Reserves.

“Private Placement Memorandum” shall mean the Confidential Private Placement Memorandum dated May 1, 2008, as amended or supplemented from time to time, describing the offer and sale of interests in the Partnership.

“Reporting and Legal Expenses” shall mean all third party accounting fees, costs, and expenses associated with obtaining audits of books and records, third party engineering fees, costs, and expenses associated with annual reserve reports, costs associated with the dissemination of reports to Partners, and third party attorney’s other legal fees, costs, and expenses associated with matters that are attributable to the Drilling Program’s or the Partnership’s business.

“Sales Commissions and Marketing Fees” shall mean the sales commissions and marketing fees to be paid to the Soliciting Dealers, which may be in an amount of up to 8.5% of the sales price of interests sold to persons other than:

•	officers, directors or employees of MD or its Affiliates,

•	officers, directors or employees of a soliciting dealer, or

•	an Affiliate of MD.

“Soliciting Dealers” shall mean those persons who are authorized to act as registered representatives by the National Association of Securities Dealers, Inc. and have contracted with MD to offer and sell interests in a Partnership.

“Working Interest” shall mean an interest in an oil and gas lease which is subject to some portion of the costs of development, operation, or maintenance.

(b) Other Defined Terms. The following terms shall have the respective meanings assigned to them in the Private Placement Memorandum:

“Direct Costs”

“Intangible Drilling Costs”

“Organization and Offering Expenses”

“Proved Reserves”

“Tangible Costs”

(c) References. All references in this Agreement to sections, subsections, and other subdivisions refer to corresponding sections, subsections, and other subdivisions of this Agreement unless expressly provided otherwise. The words “this Agreement,” “this instrument,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. Words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

Section 2. Acquisition of Interests in Prospects.

(a) Prospects Subject to this Agreement. Subject to the terms and conditions hereof, the Participants shall acquire undivided interests in Leases within Prospects selected by the Program Manager in its sole discretion from time to time. At the time any Lease within a Prospect is acquired, the Program Manager shall designate the area comprising the Prospect in the manner provided in the definition of such term (if the Prospect has not been previously so designated). Prospects may be limited to certain stated depths and may include areas in which Leases may or may not have been acquired. The Program Manager shall maintain records showing the Prospects (and depths if limited by depth) so designated. In the case of certain Prospects, the designation of Prospects may conform generally to the geographic limits of individual Leases. In some cases, where known reservoirs cover large geographic areas and subsequent drilling does not depend directly on results obtained by the Program Wells, Prospects may be directly adjacent or in close proximity to other Prospects. Leases on lands which are contiguous or in the vicinity of each other may constitute more than one Prospect, and a zone or horizon under an area may constitute a Prospect separate and apart from another zone or horizon which lies in whole or in part under the same area. With respect to any Prospect that is not limited to a particular zone or horizon and which is in any large continuous known stratigraphic trend or formation which could be defined as a continuous reservoir, the Program Manager may reduce the areal extent included in such Prospect to that area which covers the spacing unit or proration unit prescribed by the appropriate regulatory authority on such Prospect or permitted by local practice, whichever is applicable, and such additional area, if any, as the Program Manager determines reasonable. A Prospect which is limited to a particular zone or horizon may be limited to that area which covers the spacing unit or proration unit prescribed by the appropriate regulatory authority on such Prospect or permitted by local practice, whichever is applicable, to protect against drainage from adjacent wells if the well to be drilled by the Program is to a horizon containing Proved Reserves. The area of a Prospect may be enlarged or contracted from time to time by the Program Manager in the reasonable exercise of its judgment.

The amount of the undivided interest in Leases to be assigned to the Participants by the Program Manager shall be determined solely by the Program Manager and the Managing Partner of the Partnership, taking into account the nature of the risks associated with the drilling of wells on such Leases, the estimated costs of such drilling, the amount of funds available from the Partnership for such drilling and such other factors as the Program Manager and the Managing Partner shall in good faith determine. The Program shall have no right to acquire the entire interest in any such Lease, and the Program Manager and Affiliates thereof shall have the right to acquire or retain a portion of such interest in their own name, for their own account, or for the account of others. Any such interest so acquired or retained by the Program Manager or such Affiliate shall be held independently and not as a part of the Program and shall not be subject to the terms and provisions of this Agreement.

The undivided interests in all Leases acquired by the Program shall be acquired and held by the Program Manager for the benefit of the Participants hereto as follows: the Partnership 60% and MD 40%. Following commencement of production from a Program Well, the Program Manager shall assign and convey to the Partnership and MD the above-described undivided interests in the Leases proportionally reduced as to the interest acquired by the Program insofar as such Leases pertain to the spacing or proration unit prescribed by regulatory authority for such productive Program Well.

(b) Sales of Leases to the Program. Any sale, transfer, or conveyance of a Lease to the Program by the Managing Partner or any Affiliate thereof, including an Affiliated Program, shall be subject to the restrictions contained in Section 5.10(h) of the Partnership Agreement.

(c) Acquisition Price. The price to be paid by the Participants with respect to their acquisition of an interest in a Lease pursuant to this Section 2 shall be an amount equal to the Participants’ respective shares, as set forth in Section 3(a) of either (i) the Lease Acquisition Costs with respect to such Lease or (ii) as provided in Section 5.10(h) of the Partnership Agreement, the fair market value of such Lease.

(d) Conveyance. With respect to the Leases within Prospects that are acquired by the Participants hereunder, the interests in such Leases so acquired shall cover all depths and horizons designated by the Program Manager as comprising such Prospect and as contemplated in Section 2(a) such interests shall be assigned, conveyed and transferred by the Program Manager or an Affiliate thereof pursuant to a special warranty deed. Further, any such assignment by the Program Manager or an Affiliate thereof shall be made with full substitution and subrogation in and to all rights and actions of warranty which the Program Manager or such Affiliate may have against all former owners.

(e) Assignments of Record. Following commencement of production from a Program Well, as contemplated in Section 2(a) the Program Manager shall cause record title to the Participants’ respective interests in such Program Well to be placed in the names of MD and the Partnership (or its designated nominee), except (i) where record title is held in the name of a third party (as in the case where pursuant to industry practice record title is held by a third party, such as a pooled operating interest), in which event the Program Manager shall place of record MD’s and the Partnership’s interests promptly following the receipt by the Program Manager or an Affiliate thereof of an assignment from such third party, (ii) in the case of a federal, state, or other Lease where an approval to the transfer is required, in which event the Program Manager shall take steps to obtain approval from appropriate authorities of the assignment of MD’s and the Partnership’s interests in any such Lease as promptly as possible following the time that such assignment is to be made hereunder (iii) in the case where delays in the recording of assignments occur because of the practices of the recording office or officers, (iv) in the case of Indian or other Leases where the royalty interest or other term of any such Lease is required to be renegotiated as a condition to the lessor’s consent to the assignment of MD’s and the Partnership’s interests, in which event MD’s and the Partnership’s interests in such Lease shall be held in the name of the Program Manager as nominee for MD and the Partnership so long as any such arrangement does not jeopardize the validity or substance of such Lease or subject it to forfeiture or other penalty, or (v) where the interests in the Lease to be assigned to MD and the Partnership cannot be exactly determined because of pooling or unitization laws, rules or regulations or agreements, the rights of third parties under area of mutual interest or other agreements, or other similar circumstances, in which event the Program Manager shall promptly proceed to determine such interests and shall place them of record as promptly as possible.

(f) Title Examination. Prior to drilling a Program Well on a Prospect, the Program Manager shall cause to be done or be satisfied that there has been done such title examination and other title curative work as the Program Manager, in its sole discretion, shall determine to be necessary or appropriate in accordance with general industry standards.

Section 3. Allocation of Costs. The costs of activities and operations conducted pursuant to this Agreement shall be allocated to and paid by the parties hereto as follows:

(a) Organization and Offering Expenses. All Organization and Offering Expenses attributable to the Partnership shall be allocated to and paid by MD and MD shall receive a contribution credit in respect of such Organization and Offering Expenses equal to 1.5% of the subscriptions to the Partnership made by the Partners.

(b) Sales Commissions and Marketing Fees. An amount equal to all Sales Commissions and Marketing Fees shall be deducted from the proceeds realized from the sale of interests in the Partnership and will not be available to the Partnership for the Partnership’s operations.

(c) Lease Acquisition Costs. MD shall contribute or cause to be contributed to the Program all Leases to be acquired by the Program and shall receive a contribution credit in respect of the contributed Leases equal to the acquisition costs of the contributed Leases (which shall be determined in accordance with Section 2(c)) to the extent that such costs do not exceed 23.5% of the subscriptions by Partners to the Partnership. To the extent that such costs exceed 23.5% of the subscriptions by investor partners to the Partnership, then such excess costs shall be allocated 30% to MD and 70% to the Partnership and capital contributions of the Partners to the Partnership shall be used to reimburse MD for 70% of such excess.

(d) Intangible Drilling Costs. All Intangible Drilling Costs shall be allocated entirely to the Partnership.

(e) Tangible Costs. All Tangible Costs shall be allocated entirely to the Partnership; provided, however, that to the extent, if any, that the total costs allocated to MD pursuant to paragraphs (a) and (c) above are less than an amount equal to 25% of the subscriptions by Partners to the Partnership (“Deficit Amount”), then MD shall be allocated an amount of Tangible Costs equal to the Deficit Amount.

(f) Operating Costs and Reporting and Legal Expenses. All Operating Costs and Reporting and Legal Expenses incurred with respect to Program Wells shall be allocated 30% to MD and 70% to the Partnership.

(g) Administrative Costs. All Administrative Costs incurred by the Program Manager or any of its Affiliates in managing and conducting the business and affairs of the Partnership or the Program, including expenses incurred in providing or obtaining such professional, technical, administrative and other services and advice as the Program Manager may deem necessary or desirable shall be allocated 30% to MD and 70% to the Partnership and shall be reimbursed by the Participants pursuant to Section 8.

(h) Management Fee. In consideration for services to be rendered by MD in managing the business of the Partnership, the Program during each of the initial three years of the Partnership will pay to MD the Management Fee. The Management Fee will be allocated 30% to MD and 70% to the Partnership. The portion of the Management Fee during a particular Partnership year allocated to the Partners will be paid by the Program in monthly or other periodic installments from funds which would otherwise be available for distribution to the Partners during such Partnership year. To the extent that the Partnership has insufficient distributable funds during a particular Partnership year to fully pay its share of the Management Fee payable during the Partnership year, then the amount of such unpaid Management Fee will be carried forward and payable in the next succeeding Partnership year.

(i) Other Costs. All other costs (including the Gas Marketing Fee) incurred shall be allocated 30% to MD and 70% to the Partnership.

The above costs that constitute Direct Costs shall be billed directly to and paid by the Program to the extent practicable.

Section 4. Allocation of Revenues. Except as provided in Attachment A attached hereto, all revenues attributable to the activities and operations conducted pursuant to this Agreement shall be allocated to and received by the parties hereto as follows:

(a) Revenues from Program Operations. Subject to subparagraph (b) below, all revenues from Program operations, including without limitation, all revenues directly or indirectly resulting from the investment of revenues from Program operations, shall be allocated 30% to MD and 70% to the Partnership.

(b) Revenues from Disposition of Program Assets.

(i) Revenues resulting from the sale or other taxable disposition of an oil and gas property (as such term is defined in Section 614 of the Code) shall be allocated, (A) to the extent such revenues constitute a recovery of the Program’s simulated tax basis in such property, to the parties in the same percentages as the simulated tax basis of the property sold was allocated up to an amount equal to the

Program’s simulated tax basis in such property at the time of such sale, and (B) thereafter, to the parties in a manner which will cause the aggregate of all revenues allocated to the parties from such sale or disposition and from all prior sales (to the extent possible) to equal the amounts which would have been allocated to the parties if all such revenues had been allocated 30% to MD and 70% to the Partnership. For purposes of computing the simulated tax basis of any such property, depletion deductions shall be computed as provided in paragraph 4(c) of Attachment A without regard to depletion deductions actually claimed by the parties under paragraph 6(d) of Attachment A.

(ii) All revenues resulting from the rental, sale or other disposition of any item of depreciable property shall be allocated (A) to the extent such revenues constitute a recovery of the Program’s adjusted tax basis in such property, to the parties in the same percentages as the adjusted tax basis of the property sold was allocated up to an amount equal to the Program’s adjusted tax basis in such property at the time of such sale, and (B) thereafter, to the parties in a manner which will cause the aggregate of all revenues allocated to the parties from such rental, sale or other disposition and from all prior rentals or sales (to the extent possible) to equal the amounts which would have been allocated to the parties if all such revenues had been allocated 30% to MD and 70% to the Partnership.

(iii) All revenues resulting from the disposition of any other property shall be allocated 30% to MD and 70% to the Partnership.

(iv) All dry hole and bottom hole and similar contributions shall not be considered to be revenues hereunder but shall be applied to reduce the Intangible Drilling Costs of the respective Program Wells to which they relate.

Section 5. Ownership of Production.

Each Participant shall have the right to take in kind or separately dispose of its proportionate share of all oil and gas produced from any Lease subject to the Program pursuant to the terms of this Agreement. Any extra expenditure incurred in the taking in kind or separate disposition by any party hereto of its proportionate share of production shall be borne by such party. Each party shall execute such division orders and contracts as may be necessary for the sale of its interest in production from any such Lease. The proceeds from the sale of all production produced, saved, and sold from any Prospect herein shall be paid to MOC by all purchasing companies purchasing such production, and by the execution of this Agreement, MOC and the Participants covenant and agree to hold harmless all purchasing companies from any and all liability by reason of paying any such proceeds to MOC. Further, the Participants authorize and direct MOC to deduct from their proportionate share of such proceeds from such sales all Operating Costs and other expenses and costs of all types owed to MOC provided for under the terms of this Agreement and remit the balance from the sale to the Participants. In the event any party shall fail to make the arrangements necessary to take in kind or separately dispose of its proportionate share of oil and gas produced from any such Lease, the Program Manager shall have the right, but not the obligation, subject to the revocation at will by the party owning such production, to purchase such oil and gas or sell it to others at any time and from time to time for the account of such party at a price competitive with the best price obtainable in the area for such production. Any such purchase or sale by the Program Manager shall be subject to the right of the owner of the production to exercise at any time its right to take in kind, or separately dispose of, its share of all oil and gas not previously delivered to a purchaser. Any purchase or sale by the Program Manager of any other party’s share of oil and gas shall be only for such reasonable periods of time as are consistent with the minimum needs of the industry under the particular circumstances.

Section 6. Management of Program.

(a) Program Affairs. The Participants hereby designate MOC as the Program Manager who shall have the full and exclusive power and authority to manage, control and administer the business and affairs of the Program and the properties of the parties subject to this Agreement, except to the extent otherwise set forth herein and in the Partnership Agreement.

(b) Well Operations. The Participants, hereby designate MOC, and MOC agrees to act, as operator with respect to the drilling, testing, and any attempted completion and equipping and operating (or plugging and abandoning, if necessary) of any Program Well to be drilled or developed hereunder, except in those instances in which (i) the Leases on which such Program Well is to be drilled is already subject to an existing operating agreement under which a third party (not MOC) has already been designated as operator, (ii) the requisite number of third parties being joint working interest owners in such Program Well decline to approve MOC as operator or (iii) a good faith determination is made by MOC that it is not in the best interests of the Participants and of MOC for it to act as operator. In conducting operations on a Prospect, MOC may use its own personnel (including consultants retained by MOC), properties and equipment and may subcontract with any other Affiliate of MOC to perform such operations. The charge to MD and the Partnership for the use of MOC’s personnel (including consultants retained by MOC), properties and equipment, the basis of pricing materials purchased by MD and the Partnership from MOC or any Affiliate thereof and the basis of pricing materials purchased by MOC or any Affiliate thereof from MD and the Partnership shall be as provided in the Operating Agreement, subject to the terms of the Partnership Agreement.

(c) Operating Agreement. With respect to each Program Well for which MOC is to serve as operator as contemplated in Section 6(b), all operations relating to such Program Well, including without limitation, all costs and expenditures of drilling, testing, completing, and equipping and operating such Program Well shall be conducted pursuant to an Operating Agreement between MOC as operator, and the Participants as non-operator. In the event, at the time of acquisition of a Lease by the Participants, such Lease is subject to another operating agreement or if MOC enters into an operating agreement with third parties that are joint operating interest owners in such Program Well, nevertheless, the Operating Agreement between MOC and the Participants shall govern operations as between them, provided that MOC and the Managing Partner shall have the right to amend the Operating Agreement between MOC and the Participants covering certain of the Leases to conform to such other operating agreement (provided, the Operating Agreement may not be amended as provided above in any manner that the Managing Partner determines will adversely affect the Partnership or the Partners in any material respect) and MOC shall have the right to charge the Joint Account under the Operating Agreement between MOC and the Participants a share attributable to the Participants’ interest of any costs or expenses incurred by MOC under such other operating agreement which are not otherwise provided for herein or in the Operating Agreement between MOC and the Participants. To the extent that the terms of this Agreement and the terms of the Operating Agreement attached hereto conflict, this Agreement governs and takes precedence over the Operating Agreement.

(d) Program Funds; Distributions. Funds held by the Program Manager on behalf of the Program, subsequent to their allocation to the Program, shall not be commingled with funds of any other entity. If the Program Manager elects at any time to distribute funds derived from revenues from Program operations or the disposition of Program assets to any of the Participants, the Program Manager shall be obligated at the same time to make distributions of funds from such sources to the other Participants. All such distributions shall be made to the Participants in the same percentages as the Participants are allocated revenues of the Program pursuant to Section 4. At no time shall the Program or the Program Manager on behalf of the Program retain in its accounts funds required to be distributed to the Participants pursuant to the preceding sentence. At least quarterly, any cash funds of the Program which the Program Manager reasonably determines are not needed for the payment of existing or anticipated Program obligations and expenditures shall be distributed to the Participants.

(e) Access to Records. Each Participant and the Partners thereof shall have access during normal business hours to all books and records relating to the business and operations of the Program as provided in the Operating Agreement, provided that the Program Manager may refuse for a reasonable time to grant any Participant or any Partner thereof access to such books and records as the Program Manager (i) has agreed shall be kept confidential or (ii) has determined in good faith should be kept confidential considering the interests of the Program and the Participants.

(f) Liability and Indemnification of Program Manager.

(i) Neither the Program Manager nor its Affiliates shall have any liability to the Participants for any loss suffered by a Participant that arises out of any action or inaction performed or omitted relating to its duties or obligations or services rendered or to be rendered pursuant to this Agreement or the Operating Agreement, if the Managing Partner in good faith has determined, as of the time of the conduct or omission, that the Program Manager’s or its Affiliate’s course of conduct or omission was in the best interest of the Participants, that the Program Manager or such Affiliate was acting on behalf of or performing services for the Participants, and that such conduct or omission did not constitute negligence or misconduct. Termination of any action, suit or proceeding will not create a presumption that the Managing Partner or its Affiliate did not act in the best interest of the Partnership.

(ii) The Partnership shall indemnify the Program Manager and its Affiliates against any losses, judgments, liabilities, expenses, and settlements sustained or incurred by the Program Manager or such Affiliates as a result of any threatened, pending or completed claim, action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, any appeal in such claim, action, suit, or proceeding, and any inquiry or investigation that could lead to such a claim, action, suit, or proceeding and which in any such case relates or which otherwise arises from or is attributable to (a) the fact that the Program Manager is serving in such capacity or in the capacity as the operator under the Operating Agreement or (b) any acts, omissions or operations performed or omitted by the Program Manager or such Affiliate on behalf of the Program or the Partnership or which otherwise relates to the activities and business affairs of the Program or the Partnership; provided that the Managing Partner has determined in good faith, as of the time of the conduct or omission, that the conduct or omission was in the best interest of the Partnership and that the conduct or omission did not constitute negligence or misconduct. Any such indemnity will be satisfied only out of the assets of the Partnership and in no event will the Investor Partners be liable therefor.

(i) The Program Manager, acting on behalf of the Program, may purchase and maintain insurance on behalf of the Program Manager and its Affiliates against any liabilities asserted against or expenses incurred by the Program Manager or its Affiliates in connection with Program activities; provided, however, that the Participants (other than MD) shall not incur the cost of that portion of such insurance, if any, which insures the Program Manager or its Affiliates against any liability with respect to which the Program Manager or its Affiliates are denied indemnification under the provisions of this Agreement; provided, however, that nothing contained herein shall preclude the Program Manager from purchasing and paying for such types of insurance including without limitation, extended coverage liability and casualty and workers’ compensation, as would be customary for any person owning comparable assets and engaged in a similar business, or from naming the Program Manager and its Affiliates as additional insured parties thereunder, provided, that the naming of such additional insured parties does not add to premiums payable by the Program.

(ii) The termination of any claim, action, suit, or proceeding by judgment, order, settlement, conviction, or a plea of nolo contendere or its equivalent does not alone establish that a person seeking indemnification under this Section 6(f) is disqualified. Any person who is determined to be not entitled to indemnification under this Section 6(f) may petition a court of competent jurisdiction for a determination that in view of all facts and circumstances that such person is fairly and equitably entitled to indemnity and the Partnership shall provide such indemnity as may be determined proper by such court; provided, however, that the court has determined that such person has met the standard set forth in Section 6(f)(ii) above.

(iii) Legal fees and expenses and other costs incurred as a result of a claim described in this Section 6(f) shall be paid by the Partnership from time to time in advance of the final disposition of such claim if: (a) the claim relates to the performance or non-performance of duties or services by the Program Manager or its Affiliates rendered on behalf of the Program and the Participants, (b) the claim is initiated by a third party who is not an Investor Partner, or the claim is initiated by an Investor Partner and a court of competent jurisdiction specifically approves such advancement, and (c) the Program Manager or its Affiliate undertakes to repay the advanced funds to the Partnership in the event it is later determined that the Program Manager or such Affiliate is not entitled to indemnification under the provisions of this Section 6(f).

(i) To the extent that the Program Manager or its Affiliates are successful on the merits or otherwise in defense of any claim, action, suit, or proceeding referred to in this Section 6(f) or in defense of any claim, issue, or matter therein, the Partnership shall indemnify the Program Manager or its Affiliates, against the expenses, including attorneys’ fees, actually incurred by the Program Manager or such Affiliate in connection therewith.

(ii) The indemnification provided by this Section 6(f) shall continue as to the Program Manager and its Affiliates in the event the Program Manager ceases to act in the capacity of manager of the Program or as operator under the Operating Agreement with respect to events occurring prior to the time such Program Manager or its Affiliate ceased to act in such capacity and shall inure to the benefit of the successors and assigns of the Program Manager and such Affiliates.

Section 7. Removal of the Program Manager.

The Partnership shall have the right to remove MOC as Program Manager and to elect and substitute a successor to act in the capacity as Program Manager; provided, the Partnership shall not have the right to remove MOC as Program Manager and to elect and substitute a successor to act in such capacity during the term that MD or any of its Affiliates serve in the capacity of Managing Partner.

Section 8. Reimbursement of the Program Manager.

As may be requested by the Program Manager from time to time, the Program Manager shall be reimbursed by the Participants for their respective share of all General and Administrative Expenses and other costs and expenses incurred by the Program Manager or any of its Affiliates in managing and conducting the business and affairs of the Program, including expenses incurred in providing or obtaining such professional, technical, administrative, and other services and advice as the Program Manager may deem necessary or desirable. Reimbursements of General and Administrative Expenses made by the Partnership as a Participant hereunder shall be made in accordance with Section 5.9 of the Partnership Agreement, including without limitation, the provisions contained in Section 5.9 of the Partnership Agreement which limit the amount of such reimbursement.

Section 9. Tax Partnership.

This Agreement and Attachment A attached hereto are not intended and shall not be construed to create a joint venture, mining or other partnership (general, limited, or otherwise) or association or to render the parties hereto liable as partners. The parties expressly agree that no party hereto shall be responsible for the obligations of the other parties, each party being severally responsible only for its obligations arising hereunder and liable only for its allocable share of the costs and expenses incurred hereunder. Each of the Participants hereby agrees that this Agreement creates a partnership for federal and state income tax purposes only, which tax partnership shall function and exist as set forth in Attachment A attached hereto.

Section 10. Sales of Interests by MD.

Subject to paragraph 7 of Attachment A, MD shall have the right to sell or otherwise dispose of the ownership interests in Leases held by it as part of the Program and subject to this Agreement without obtaining the consent of the Partnership. MOC, MD, and their Affiliates shall have the right to sell or otherwise dispose of the ownership interests in Leases held by them for their own account outside the Program and not subject to this Agreement on terms more or less favorable to the party or parties acquiring such interests than those terms contained in this Agreement with respect to the acquisition of interests in such Leases by the Partnership, and the Partnership shall not have any claim or right to any consideration or benefits derived therefrom.

Section 11. Assignment.

Except as otherwise provided herein, no party hereto shall have the right to assign its rights or obligations under this Agreement without the express written consent of the other parties, except in the event of the following assignments:

(a) A disposition by MD of all or any portion of its rights or obligations hereunder to one or more Affiliates of MD;

(b) A disposition by MD or any Affiliate thereof of all or any part of its rights or obligations hereunder to one or more persons that have as a result of a merger, consolidation, corporate reorganization, or other transaction acquired all or substantially all of the assets of MD and have assumed the obligations of MD hereunder; or

(c) A disposition by MD or any Affiliate thereof of all or any portion of its rights or obligations hereunder after the cessation of substantially all drilling activities of the Program.

Any assignment shall be subject to paragraph 7 of Attachment A. Notwithstanding anything in this Agreement to the contrary, MD shall have the right at any time to mortgage, pledge, or encumber the oil and gas properties and interests of MD under or subject to this Agreement to secure any debts or obligations of MD or its Affiliates (whether or not such debts or obligations are related to the Program). If MD receives a bona fide offer from an unrelated third party to purchase an interest in any Lease in which the Partnership has interests pursuant to this Agreement, MD shall request the offeror to make a similar offer available to the Partnership.

Section 12. Term and Amendment of Agreement.

(a) This Agreement shall terminate upon the occurrence of any of the following: (i) the dissolution of the Partnership, or (ii) upon the election of MD after the cessation of substantially all drilling activities of the Program, provided, in the case of clause (ii), that MD shall have given at least 120 days’ notice to the Investor Partners of the Partnership prior to such termination. Upon the occurrence of any of the foregoing events, the provisions of paragraph 9 of Attachment A shall be applicable and the Participants shall be subject to the terms of the Operating Agreement or such other operating agreements as may then be in effect.

(b) This Agreement and Attachment A may only be amended, modified or changed by a writing duly executed by MD, and the Partnership; provided that, to the extent required under the terms of the Partnership Agreement, the Partnership shall execute or have executed on its behalf such a writing only if the amendment, modification, or change shall have been approved or consented to by a Majority in Interest of the Investor Partners thereof, to the extent required by the Partnership Agreement, and, provided further, the consent of the Partnership shall not be required if MD determines that the amendment, modification, or change is necessary or advisable to ensure that the Program Agreement conforms with any changes in or modifications to the Code or does not adversely affect in a material manner the Investor Partners of the Partnership.

Section 13. Insurance.

The Program Manager or Affiliates thereof shall carry for the benefit of the Participants insurance coverage in such amounts, with provisions for such deductible amounts and for such purposes as are customarily carried by the Program Manager or such Affiliates in its operations. To the extent practical, all of the Participants shall be added as additional co-insureds under such coverage. The Program Manager shall notify the Participants of any adverse material change in the insurance coverage of the Program as soon as possible after learning of such change. If possible, such notice shall be given 30 days in advance of the change in insurance coverage. In the event that the insurance coverage carried for the benefit of the Participants is materially reduced, the Program, as soon as reasonably possible to do so, will halt all drilling activity until such time as comparable replacement insurance coverage is obtained.

Section 14. Partnership Agreement.

In the event of conflict between the provisions of this Agreement and the provisions of the Partnership Agreement, the provisions of the Partnership Agreement shall control unless otherwise expressly provided herein. This Agreement is subject to the provisions of the Partnership Agreement in all respects and all matters provided for herein shall also be governed by the provisions of the Partnership Agreement.

Section 15. Entire Agreement.

This Agreement, together with Attachment A attached hereto, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and supersedes all previous oral and written and all contemporaneous oral negotiations, commitments, writings and understandings.

Section 16. Headings.

The headings of the various sections, subsections, and other subdivisions of this Agreement have been inserted for convenient reference only and shall not be construed to enlarge, diminish, or otherwise change the express provisions hereof.

Section 17. Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, except that any laws of such state regarding choice or conflicts of law shall not be applied if the result would be the application of a procedural or substantive law of another state or other jurisdiction.

Section 18. Attachments.

Attachment A to this Agreement is attached hereto. Such Attachment is incorporated herein by reference and made a part hereof for all purposes, and references to this Agreement shall also include such Attachments unless the context in which such references are used shall otherwise require.

Section 19. Counterparts.

This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

MEWBOURNE OIL COMPANY

By:	/s/ James Allen Brinson
Title:	Attorney-in-Fact

MEWBOURNE DEVELOPMENT CORPORATION

By:	/s/ J. Roe Buckley
Title:	Executive Vice President

MEWBOURNE ENERGY PARTNERS 08-A, L.P.

By:	MEWBOURNE DEVELOPMENT CORPORATION, its Managing General Partner

	By:	/s/ J. Roe Buckley
	Title:	Executive Vice President

ATTACHMENT A

TAX PARTNERSHIP PROVISIONS

Section 20. Relationship of the Parties. This Attachment and the Drilling Program Agreement of which it is a part (in this Attachment called the “Agreement”) is not intended to create, nor shall such be construed as creating, any mining partnership, commercial partnership or other partnership relation or joint venture among the parties, and the liabilities of each of the parties hereto shall be several and not joint or collective. The relationship created by this Attachment and the Agreement shall be considered as a partnership solely for United States federal and state income tax reporting purposes (and shall be a partnership for those purposes only so long as this Attachment remains in effect), as provided in paragraph 2 hereinbelow, and such relationship shall not be a partnership to any other extent or for any other purpose. The relationship of the parties hereunder is sometimes herein called the “tax partnership”.

Section 21. Elections with Respect to Tax Status. Notwithstanding anything to the contrary in this Attachment or in the Agreement, each party hereto agrees, so long as the provisions of this Attachment remain in effect, with respect to all operations conducted under the Agreement, (a) not to elect any status under Treasury Regulation Section 301.7701-3 other than as a partnership for federal tax purposes, (b) not to elect to be excluded from the application of Subchapter K of Chapter 1 of Subtitle A of the Code, and any provisions of applicable state laws comparable to Subchapter K of Chapter 1 of Subtitle A of the Code, and (c) to join in the execution of such additional documents and elections as may be required in order to effectuate the foregoing. With respect to activities conducted on Leases in which parties other than the Participants have an interest, the Program Manager shall be authorized to elect on behalf of all Participants that any joint operation with respect to any such Lease shall be excluded from the application of Subchapter K of Chapter 1 of Subtitle A of the Code, but no such election by the Program Manager shall have any impact on or result in any change in the relationship among the Participants as set forth in the first sentence of this paragraph 2. (Capitalized terms used in this paragraph 2, if not otherwise defined in this Attachment, shall have the same meanings as are provided in the Agreement.)

Section 22. Term. The provisions of this Attachment shall be effective as of the effective date of the Agreement and shall continue in full force and effect from and after such date until the earlier of (a) the termination of the Agreement among the parties pursuant to its terms, (b) upon the mutual agreement of the parties, or (c) upon the occurrence of an event described in Section 708(b)(1) of the Code. Upon the occurrence of any of the above-enumerated events, the provisions of paragraph 9 hereinbelow shall be applicable.

Section 23. Capital Contributions and Capital Accounts.

(a) The capital contributions of each party shall be all amounts paid by it pursuant to the Agreement. With respect to each oil and gas property and the related assets subject to the Agreement, each party shall be treated as having contributed to the tax partnership an amount of cash equal to such party’s share of any Lease acquisition or other property costs and the tax partnership shall be treated as having purchased such property from the party to whom such amounts are paid.

(b) An individual capital account shall be maintained for each party in accordance with the following:

(i) The capital account of each party shall, except as otherwise provided herein, be credited by the amount of cash and fair market value of any property contributed to the tax partnership (net of any liabilities assumed by the parties hereto or to which such property is subject at the time of contribution) as provided in subparagraph (a) of this paragraph 4, and credited with the amount of any item of taxable income or gain and the amount of any item of income or gain exempt from tax allocated to such party.

(ii) The capital account of each party shall be debited by the amount of any item of tax deduction or loss allocated to such party, such party’s allocable share of expenditures not deductible in computing taxable income and not properly chargeable as capital expenditures, including any

Attachment A

non-deductible book amortizations of capitalized costs, and the amount of cash or the fair market value of any property (net of any liabilities assumed by such party or to which such property is subject at the time of distribution) distributed to such party (after making the adjustment provided in subparagraph (b)(iii) in this paragraph 4).

(iii) Immediately prior to any distribution of property that is not pursuant to a liquidation of the tax partnership, the parties’ capital accounts shall be adjusted by assuming that the distributed assets were sold for cash at their respective fair market values as of the date of distribution and crediting or debiting each party’s capital account with its respective share of the hypothetical gains or losses resulting from such assumed sales determined in the same manner as gains or losses provided for under paragraphs 4(b)(iv) and 6 for actual sales of such properties.

(iv) The allocation of basis prescribed by Section 613A(c)(7)(D) of the Code and provided for in paragraph 6 hereinbelow and each party’s depletion deductions shall not reduce such party’s capital account, but such party’s capital account shall be decreased by an amount equal to the product of the depletion deductions that would otherwise be allocable to the tax partnership in the absence of Section 613A(c)(7)(D) of the Code (computed without regard to any limitations which theoretically could apply to any party) and such party’s percentage share of the adjusted basis of the property with respect to which such depletion is claimed (herein called “Simulated Depletion”). The tax partnership’s basis in any oil or gas property, as adjusted from time to time for Simulated Depletion, is herein called “Simulated Basis.” No party’s capital account shall be decreased, however, by Simulated Depletion deductions attributable to any depletable property to the extent such deductions exceed such party’s remaining Simulated Basis in such property. Upon the sale or other disposition of an interest in a depletable property, each party’s capital account shall be credited with the gain (“Simulated Gain”) or debited with the loss (“Simulated Loss”) determined by subtracting from its allocable share of the amount realized on such sale or disposition its Simulated Basis, as adjusted by Simulated Depletion.

(v) Any adjustments of basis of property provided for under Sections 734 and 743 of the Code and comparable provisions of state law (resulting from an election under Section 754 of the Code or comparable provisions of state law) shall not affect the capital accounts of the parties, and the parties’ capital accounts shall be debited or credited as if no such election had been made unless otherwise required by applicable Treasury Regulations.

(vi) Capital accounts shall be adjusted, in a manner consistent with subparagraph (b) of this paragraph 4, to reflect any adjustments in items of income, gain, loss or deduction that result from amended returns filed by the tax partnership or pursuant to an agreement with the Internal Revenue Service or a final court decision.

(vii) In the case of property contributed to the tax partnership by a party, the parties’ capital accounts shall be debited or credited for items of depreciation, Simulated Depletion, amortization and gain or loss with respect to such property computed in the same manner as such items would be computed if the adjusted tax basis of such property were equal to its fair market value on the date of its contribution to the tax partnership, in lieu of the capital account adjustments provided above for such items, all in accordance with Section 704(c) of the Code and Treasury Regulation 1.704-1(b)(2)(iv)(g).

Section 24. Federal and State Income Tax Returns and Elections.

(a) The parties agree that the Program Manager shall prepare and file the necessary federal and state partnership income tax returns and each party agrees to furnish the Program Manager all pertinent information relating to operations under the Agreement and this Attachment which is necessary for the Program Manager to prepare and file such returns.

Attachment A

(b) The parties hereby authorize and direct the Program Manager to make the following elections on the appropriate returns prepared and filed under subparagraph (a) of this paragraph 5:

(i) To elect to adopt the accrual method of accounting, and such accounting shall be maintained on a calendar year basis;

(ii) To elect, in accordance with Section 263(c) of the Code and applicable federal income tax regulations and comparable provisions of state law, to expense all intangible drilling and development costs;

(iii) To elect to compute the allowance for depreciation or cost recovery under the most accelerated tax depreciation method and using the shortest life authorized by law with respect to all depreciable assets; and

(iv) To make such other elections as may be deemed appropriate by the Program Manager.

(c) The Program Manager shall be designated the tax matters partner (in this paragraph 5(c) called the “TMP”) as such term is defined in Section 6231(a)(7) of the Code with respect to operations conducted pursuant to the Agreement and shall be indemnified by the other parties as provided in the Drilling Program Agreement. The TMP is authorized to take such actions and to execute and file all statements and forms on behalf of the tax partnership which may be permitted or required by the applicable provisions of the Code or Treasury regulations issued thereunder, and the parties to the Agreement will take all other action that may be necessary or appropriate to effect the designation of the Program Manager as the TMP. In the event of an audit of the tax partnership’s income tax returns by the Internal Revenue Service, the TMP may, at the expense of the parties to the Agreement, retain accountants and other professionals to participate in the audit.

Section 25. Allocations. The parties agree that for United States federal and state income tax reporting purposes the distributive share of each of the parties in each item of income, gain, loss, deduction or credit, including, without limitation, the items specifically mentioned below, shall be determined as follows:

(a) Income realized from the sale of production of oil, gas or other hydrocarbon substances shall be allocated to each party to whom proceeds from the sale of such production are allocated or to whom such production is distributed under the terms of the Agreement.

(b) Deductions attributable to intangible drilling and development and production costs shall be allocated to each party in accordance with its respective contributions to the payment of such costs.

(c) Depreciation or cost recovery deductions with respect to tangible equipment shall be allocated to each party in accordance with its contribution to the adjusted basis (within the meaning of Section 1011 of the Code) of such equipment.

(d) The depletion deductions with respect to each oil and gas property (as such term is defined in Section 614 of the Code) subject to the Agreement shall be computed separately by each party. For purposes of such computation, each party shall be considered to own, and shall be allocated, its proportionate share of the adjusted basis in each oil and gas property subject to the Agreement. A party’s proportionate share of the adjusted basis of an oil or gas property shall be equal to its relative interest in either (i) the capital used to acquire (and capitalized in the adjusted basis of) such property (if the property is acquired other than by way of a capital contribution by one or more parties), or (ii) the adjusted basis of such property (if the property is considered a capital contribution by one or more parties). Each party shall separately keep records of its share of the adjusted basis in each oil and gas property, adjust such share of the adjusted basis for any cost or percentage depletion allowable on such property, and use such adjusted basis in the computation of its gain or loss on the disposition of such property. For purposes of computing such gain or loss, and notwithstanding anything in the Agreement to the contrary, the amount realized from the sale or other taxable disposition of a depletable oil and gas property (other than production of oil, gas or other hydrocarbon substances) and depreciable tangible property, shall be allocated in accordance with

Attachment A

the allocation of revenues from the sale or other taxable disposition of such properties under Section 4(b) of the Agreement. Upon the request of the Program Manager, each party shall advise the Program Manager of its adjusted basis in each oil and gas property as computed in accordance with the provisions of this subparagraph (d).

(e) Gains and losses from each sale, abandonment or other disposition of property (other than depletable oil and gas properties and depreciable tangible properties as provided in subparagraph (d) of this paragraph 6 and production of oil, gas or other hydrocarbon substances as provided in subparagraph (a) of this paragraph 6) shall be allocated to the parties in such manner as will reflect the gains and the losses that would have been includable in their respective income tax returns if such property were not subject to the Agreement. In computing each party’s gains and losses, each party shall take into account its share of the proceeds derived from each sale, abandonment or other disposition of such property during the year, selling expenses and its respective contributions to the unadjusted cost basis of such property, less any allowed or allowable depreciation, cost recovery, amortization, or other deductions which have been allocated to it with respect to such property as provided herein.

(f) Gains or losses realized on the taxable disposition of property subject to this Agreement in excess of the gains or losses allocated under subparagraphs (d) and (e) of this paragraph 6 with respect to such property, if any, shall be allocated to the contributing party to the extent of such party’s pre-contribution gain or loss with respect to such property.

(g) All recapture of income tax deductions resulting from the sale or other disposition of any property subject to the Agreement shall be allocated among the parties in the ratios in which the deductions giving rise to such recapture were allocated, but each party shall be allocated recapture only to the extent that such party is allocated any gain from the sale or other disposition of such property. The balance of such recapture, if any, shall be allocated to the parties whose share of gain exceeds their share of recapture (“excess gain”) and such balance shall be allocated among such parties in the proportion which the excess gain of such party bears to the excess gains of all parties.

(h) Income resulting from any dry hole or bottom hole monetary contribution obtained from a third party in connection with the drilling of a well or wells on the oil and gas properties subject to the Agreement shall be allocated in the same manner as the costs of drilling such well or wells are allocated.

(i) All other items of deduction and credit not falling within subparagraphs (b) through (h) of this paragraph 6 shall be allocated to and accounted for by each party in accordance with its respective contribution to the costs resulting in such deductions and credits.

Section 26. Sale of Program Prospects. The parties agree that any sale by a party of any ownership interest in a Prospect held by such party as part of the Program and subject to the Agreement shall be deemed to be a sale of all or a portion of such party’s interest in this tax partnership.

Section 27. Termination of Party’s Interest. Any distribution in termination of any party’s interest in the tax partnership other than pursuant to paragraph 9 shall be in an amount of cash or fair market value of property equal to the capital account balance of such party at the time such interest is terminated, after such capital account balance has been adjusted in accordance with paragraph 4 and the applicable Treasury Regulations under Section 704(b) of the Code, and shall be made by the later of (i) the end of the tax partnership taxable year in which such termination occurs or (ii) within 90 days after the date of such termination; provided, however, that if such capital account balance is less than zero after taking into account such adjustments and the distribution provided for in this paragraph 8, such party shall contribute an amount of cash to the tax partnership sufficient to cause its capital account to have a zero balance by the later of (i) the end of the tax partnership taxable year in which such termination occurs or (ii) within 90 days after the date of such termination.

Attachment A

Section 28. Distributions upon Termination. Upon termination of the provisions of this Attachment pursuant to paragraph 3 above, the activities of the parties under this Attachment shall be concluded and the assets subject to the Agreement and this Attachment shall be distributed to the parties in the manner and in the order set forth below:

(a) Debts of the parties created pursuant to operations under the Agreement, other than to the parties, shall be paid.

(b) Debts owed among the parties with respect to operations pursuant to the Agreement shall be paid.

(c) All cash on hand representing unexpended contributions by any party shall be returned to the contributor.

(d) The parties’ capital accounts shall be adjusted by (i) assuming the sale of all remaining assets subject to the Agreement for cash at their respective fair market values as of the date of termination of the Agreement and (ii) debiting or crediting each party’s capital account with the party’s respective share of the hypothetical gains or losses resulting from such assumed sales in the same manner as such party’s capital account would be debited or credited under subparagraph (b) of paragraph 4 for gains or losses on actual dispositions of such properties.

(e) If the capital account of any party (stated as a percentage of the aggregate capital accounts of all parties) is less than that party’s undivided interest in Leases owned by the Participants, as set forth in Section 2(a) of the Agreement, then such party may elect, upon ten days notice to the other parties, to contribute cash to the tax partnership for distribution to the other parties in an amount sufficient to cause such contributing party’s capital account (stated as a percentage of the aggregate capital accounts of all parties) and its undivided interest in Leases owned by the Participants, as set forth in Section 2(a) of the Agreement, to be equal.

(f) Thereafter, all remaining assets shall be distributed to the parties by the later of (i) the end of the tax partnership taxable year in which the termination occurs or (ii) 90 days after the date of such termination, in accordance with their respective capital account balances as so adjusted; provided, however that any party that has a capital account of less than zero after taking into account the adjustments and distributions provided for pursuant to and in the subparagraphs of this paragraph 9 shall contribute an amount of cash to the tax partnership sufficient to cause its capital account to have a zero balance by the later of (i) the end of the tax partnership taxable year in which the termination occurs or (ii) 90 days after the date of such termination. Any such contributions by parties having deficit capital account balances shall be distributed to the remaining parties in accordance with their respective positive capital account balances by the later of (i) the end of the tax partnership taxable year in which the termination occurs or (ii) 90 days after the date of such termination.

If property subject to the Agreement is distributed pursuant to this paragraph, the amount of the distribution shall be equal to the fair market value of the distributed property. In the event the parties do not agree as to the fair market value of such property, the Program Manager shall cause a qualified independent petroleum engineer to prepare an evaluation of the fair market value of such property.

It is understood and agreed that it shall be the obligation of each party to make such assignments as are required upon termination of the provisions of this Attachment in accordance with the provisions of this paragraph 9. Such assignments shall be made subject to the liability of each assignee for costs, expenses and liabilities theretofore incurred or for which commitment had been made by the Program Manager prior to the date of termination and such costs, expenses and liabilities shall be allocated to such assignee pursuant to this Attachment.

Section 29. Effect of this Attachment. It is understood and agreed that in the event the terms of this Attachment conflict with any of the terms and conditions of the Agreement as between the parties hereto the terms of this Attachment shall control with respect to the terms in conflict.

Attachment A